EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated March 15, 2004 relating to the financial statements and financial statement schedule of Miller Industries, Inc., which appears in such Registration Statement.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Joseph Decosimo and Company, LLP

Chattanooga, Tennessee
March 19, 2004